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                                  Exhibit 99.1
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                        Study Results Using the BSD-2000
                      Presented at International Congress
                     on Anti-Cancer Treatment Held in Paris

SALT LAKE CITY, Utah February 13, 2008--BSD Medical Corporation (AMEX:BSM) today announced that a major presentation was delivered by Dr. Rolf Issels at the 19th International Congress on Anti-Cancer Treatment (ICACT) held this month in Paris, France, addressing the use of hyperthermia therapy (through the BSD-2000) to reduce the risk of early disease progression in high-grade soft-tissue sarcomas. The results reported were from an analysis of a phase 3 clinical study in which 341 high-grade sarcoma patients were enrolled and randomized into two groups, the control group receiving chemotherapy alone and the experimental group receiving chemotherapy plus hyperthermia. The study concluded that disease-free survival and local progression-free survival were significantly improved in the experimental group.

The particular focus of this presentation was reducing the risk of early disease progression, as that is a major objective in treating soft-tissue sarcoma patients, a particularly aggressive form of cancer. The clinical study showed a 94.6% local progression-free survival (LPFS) rate at 3 months for the combined hyperthermia/chemotherapy group, as compared to 86.0% for the group receiving chemotherapy alone. At 6 months the LPFS rate was 91.4% for the combined therapy group, as compared to 77.8% for the group receiving chemotherapy alone. Disease-free survival was also significantly higher for patients given the combination therapy at both 3 and 6 months (94.0% vs. 83.1% at 3-months and 87.7% vs. 73.8% at 6-months, comparing the combined therapy to chemotherapy alone). It should be observed that a previous abstract of the study estimated that the median LPFS time approximately doubled for the combined therapy group.

The lead investigator of this study was Rolf Issels, MD, PhD, who is a professor at University Hospital Medical Center Grosshadern, Ludwig Maximilian University, Munich, Germany. Funding for the study was provided by Deutsche Krebshilfe (German Cancer Aid) and the Helmholtz-Gemeinschaft Deutscher Forschungszentren (Helmholtz Association of German Research Centers). All hyperthermia treatments for this study were given using BSD-2000 systems.

About BSD Medical Corporation

BSD Medical Corp. is a leading developer of systems used to deliver therapeutic heat for treating cancer using non-ionic radiation in the form of RF/microwave energy. Its systems have been developed to kill cancer directly and increase the effectiveness of combination treatments with other therapies. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements  contained in this press  release that are not  historical  facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.










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